Gulf Resources to Receive Compensation
for Factory No. 3’s Relocation

SHANDONG, China, September. 26, 2013  -- Gulf Resources, Inc. (Nasdaq:GURE - News) ("Gulf Resources" or the "Company"), a leading manufacturer of bromine, crude salt and specialty chemical products in China, today announced that Shouguang City Haoyuan Chemical Ltd. Co., a wholly-owned subsidiary of the Company, has signed a compensation agreement with Dong Ying City Transportation Bureau and the local government of Liuhu Township, Dongying City, Shandong Province for costs related to the relocation of the Company's Factory No. 3 on September 25, 2013.

Pursuant to the construction arrangements for Deda railway, the land of where the Company’s bromine Factory No.3 located need to be requisitioned, and the relevant production and supporting facilities over the land need to be demolished. The company will build a new factory in its mining area and the useful plants and machineries from the original factory will be relocated to the new location..

The Dong Ying City Transportation Bureau and the local government of Liuhu township, Dongying City have agreed to compensate the company with RMB 23,824,452.5 (approximately USD 3.9 million) for the Factory No. 3’s relocation expenses and maintenance cost. The Company expects that the new Factory No. 3 will be in operation within three to six months.

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through two wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited ("SCHC") and Shouguang Yuxin Chemical Industry Co., Limited ("SYCI"). The Company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the Company manufactures chemical products utilized in a variety of applications, including oil & gas field explorations and as papermaking chemical agents. For more information about the Company, please visit http://www.gulfresourcesinc.cn/.

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.